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                                                                 Exhibit 10.12


                           SLAG PROCESSING AGREEMENT


         This Agreement is made and entered into and is effective as of the 5th day of February, 1994 (the "Effective Date") by and between BUTLER
MILL SERVICE COMPANY (hereinafter "BMS") and STEEL DYNAMICS, INC., an Indiana corporation with its principal office and place of business in Butler, Indiana (hereinafter "SDI").

         WHEREAS, SDI desires to enter into a contractual relationship with a financially capable, experienced company to carry on a slag processing operation on the site of its Butler, Indiana steel mill facility (the "Steel Mill"), as an independent contractor, and believes that BMS has the capability and knowledge to perform all of the necessary services in a timely and professional manner; and

         WHEREAS, BMS represents that it has the financial capability, expertise and desire to design, build, and operate a facility for the processing of slag at SDI's Steel Mill,

         NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BMS and SDI hereby agree as follows:

         1.      Definitions.

                 (a) "Furnace" shall mean the twin shell arc furnace manufactured by Fuchs for installation in the Steel Mill. BMS acknowledges that it has reviewed and has made itself familiar with the layout, design and general configuration of the Steel Mill and the Premises, as defined herein.

                 (b) "Melt Shop Debris" shall mean certain residual products, consisting of slag, stone, refractory fragments and metal, removed from the Furnace, ladles, tundish, and caster at the Steel Mill and which are to be processed by BMS at the Slag Plant Site to yield the following products:

                          (i)     "Processed Scrap" containing a minimum of 85%
metallics as measured by the water displacement method;

                          (ii)    "Usable Processed Metallics," not containing
at least 85% metallics but, nonetheless, containing a commercially valuable metallic content that is either usable by SDI or saleable to others;

                          (iii)   "Processed Slag," not containing a
commercially valuable metallic content but, nonetheless, still either usable by SDI or saleable to others; and

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                          (iv)    "Processed Waste," neither containing
commercially valuable metallics nor usable by SDI nor saleable to others.

                 (c) "Premises" shall include SDI's Steel Mill at Butler, Indiana and its associated real property,

                 (d) "Slag Plant Site" shall mean the specific location designated by SDI, within the Premises of the Steel Mill as more particularly shown in the drawings constituting Exhibit A attached hereto and by this reference deemed incorporated herein, for the location of BMS' outdoor slag processing operation, consisting of approximately 800 feet x 800 feet on the east side of the charging scrap railroad tracks, which BMS shall lease from SDI, for nominal consideration, and from and upon which BMS shall carry on its business as an independent contractor to process the Melt Shop Debris.

                 (e) "Slag Pots" shall mean large vessels with a capacity of approximately 650 cubic feet, which shall be furnished by BMS to collect Melt Shop Debris and which shall be positioned in areas designated by SDI underneath the Furnaces and in the caster slag out pits within the Steel Mill.

                 (f) "Ton" shall mean one net ton consisting of 2,000 pounds,

         2. Services. During the term of this Agreement, BMS shall be the exclusive processor of all Melt Shop Debris produced by and at the Steel Mill, and shall timely, properly and without interruption process all such Melt Shop Debris, tundish "skulls," and material remaining in the ladle after casting, without interference with SDI's own steel production practices, procedures, or processes. BMS' services shall include (but shall not necessarily be limited to) the following (hereinafter "Services"):

                 (a) Provision of adequate Slag Pots at sites within the Steel Mill, to be designated by SDI from time to time; collection in Slag Pots of all Melt Shop Debris produced by and at SDI's Furnaces; regular removal of the Slag Pots containing the Melt Shop Debris from such designated areas; transfer of the Melt Shop Debris to the Slag Plant Site for processing; processing of all Melt Shop Debris as contemplated herein (by equipment designed and operated to maximize metal recovery); production and disposition of the products resulting from the processing of the Melt Shop Debris, in accordance with the terms of this Agreement; and clean-up and maintenance of "slag out pits" and approach areas under the Furnace.

                 (b) Provision of two (2) Slag Pot carriers of suitable size and quality ("Slag Pot Haulers") to haul the Slag Pots from the Steel Mill to the Slag Plant Site for processing and scrap removal, and the provision, repair and maintenance of a minimum of seven (7) Slag Pots with the ongoing obligation to regularly and properly maintain and replace such equipment and Slag Pots as SDI and BMS may mutually agree. Damage to interior Slag Pot walls due to direct steel


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discharge into the Slag Pots by SDI will be charged back to SDI at the actual cost of repairs by BMS.

                 (c) Hauling away of all Melt Shop Debris to the Slag Plant Site for processing and scrap removal.

                 (d) Without additional charges other than those contemplated by Paragraph 5 of this Agreement:

                          (i)     The return of all Processed Scrap to SDI by
SDI rail cars within two weeks after generation, processed to SDI's regular quality standards, as determined from time to time by SDI, and sized nominally no greater than 48 inches nor less than 1/2 inch, with no single piece to exceed 5 tons in total weight,

                          (ii)    The return to SDI of as much of the Usable
Processed Metallics produced by BMS as SDI shall from time to time request;

                          (iii)   The return to SDI of as much of the available
Processed Slag produced by BMS as SDI shall from time to time request,

                          (iv)    The loading from piles, transportation,
processing, hauling and screening through a 1/2 inch screen of all "mill scale" generated by SDI at the scale pit; the maintenance of piles of scale for SDI's use or sale; and either the loading of screened mill scale for SDI's melt shop, upon SDI's request, or the loading of customer trucks with mill scale sold to others by SDI; and

                          (v)     The collection, weighing, and transportation
in containers to be furnished by SDI of the "caster crops" to an on-Premises location to be designated by SDI.

SDI reserves the exclusive right to market such mill scale, but BMS shall have the right, for its own account, to sell to others any remaining Usable Processed Metallics or Processed Slag not required by SDI, and shall regularly clear this material out in an ongoing and timely manner.

         3 .     Performance of Services by BMS.  In performing its Services under this Agreement, BMS shall be required to do the following:

                 (a) Furnish such equipment, including (but not necessarily limited to) that which is specifically enumerated in Paragraph 2
(b) or elsewhere in this Agreement, as is necessary for the prompt, efficient and safe performance of its Services in light of the Steel Mill's present plans and capacities, and, in addition, provide such additional equipment and Services as may be required as and when SDI adds additional furnaces or other equipment in the future to increase the Steel Mill's capabilities and production;


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                 (b)      Provide its Services at such a speed and in such a
manner as is satisfactory to SDI;

                 (c) Construct and maintain the approximately one thousand feet of dedicated Slag Pot road and provide periodic application of suitable dust suppressant to meet EPA, state and local requirements;

                 (d) Provide all necessary land improvements associated with a slag processing site, including a Slag Pot dump pit, drainage pond and pumps that meet all applicable local, state and federal legal and regulatory requirements, both during construction and on an ongoing basis;

                 (e) Apply for and maintain in effect, to the extent required of BMS by law, or, if required of SDI, assist SDI in obtaining and maintaining in effect, and secure compliance with, all environmental permits, laws, rules, and regulations necessary for Melt Shop Debris operation, processing, and waste disposal as such;

                 (f) Supply to SDI all phone numbers for all BMS' local employees who are available for use on a 24-hour per day basis;

                 (g) Make available to SDI (when not needed by BMS) such of BMS' mobile equipment, or replacements thereof, and BMS' employees, as is set forth (by way of example and not by way of limitation) in Exhibit B attached hereto, on a rental basis for equipment (including BMS' labor to operate it) at the rate set forth in said Exhibit B, and at the hourly labor rate for BMS employees (other than those operating the equipment) likewise as set forth therein. Such rate will be adjusted annually, in the manner set forth in paragraph 5 hereof The relationship between SDI and BMS with respect to the provision of such equipment and labor shall be that of an independent contractor, and shall be governed by an equipment rental and temporary labor agreement, in form satisfactory to both parties.

                 (h) Procure all licenses, permits, approvals, operating authority, and other documents required by law or regulations for the performance of its Services under this Agreement, and comply with all local, state, and federal laws and regulations in the performance of such Services under this Agreement, including those applicable to employees.

                 (i) Maintain to the satisfaction of SDI proper grade and housekeeping in all areas in the Steel Mill or on the Premises, after removing Slag Pots and cleaning and removing Melt Shop Debris from such areas, using (if BMS so desires) Processed Slag or any other permitted material;

                 (j) Maintain all operating/processing areas on the Premises, including the Slag Plant Site, at a reasonable grade and in a clean and safe condition that is satisfactory to SDI;

                 (k) Maintain operations in accordance with such additional operating rules, regulations and procedures as SDI may from time to time reasonably require, including (but not limited to)





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suitable and permissible pre- and post-employment drug screening and testing of
BMS' own employees, so as to maintain a work force that is both safety conscious and capable of meeting any job-related requirements.

                 (l) Maintain all necessary insurance coverages in accordance with Paragraph 10, naming SDI as an additional insured, for commercial liability, workmen's compensation, and other coverages, in form, amount, and substance, and with carriers, satisfactory to SDI, for the perils and risks generally associated with the provision of Services hereunder.

                 (m) Provide SDI with evidence of properly prepared and timely recorded "no lien contracts" covering all vendors of labor and/or materials in connection with BMS' own construction work required hereunder, or, alternatively, provide SDI with adequate security (satisfactory to SDI and its lenders) against any and all claims by mechanics and/or materialmen for services or materials provided to the Slag Plant Site as part of BMS' responsibilities hereunder.

         4. SDI's Obligations. During the term of this Agreement, SDI agrees to:

                 (a) Accept all Processed Scrap returned by BMS in accordance with the provisions of this Agreement;

                 (b) Provide BMS reasonable access to and egress from the Slag Plant Site, Slag Pots, melt shop, caster, and disposal areas,

                 (c) Provide process water, for BMS' use to spray it through BMS' pipes and system onto the slag, together with the required three phase 480 volt electric power, both water and electric power source to be delivered to the processing site at no charge, for use by BMS in accordance with the schedule captioned "Power Supply-Mill Service Operation at SDI," attached hereto as Exhibit B.

                 (d) Provide and maintain roads and rail track and crossings, save for the dedicated roads for the Slag Pot Haulers required to be provided by BMS pursuant to Paragraph 3(c), and necessary utilities and drainage for the same, including the dedicated road for the Slag Pot Haulers;

                 (e) Cooperate with BMS in applying for any necessary environmental permits which BMS determines are necessary or appropriate, or which are otherwise required; provided that BMS shall be responsible to know which permits are required and to take the necessary steps to obtain them; and

                 (f)      Provide burning gases and the necessary
environmentally compatible enclosure in which to cut any unbreakable skulls and in which to cut coils. The location of such facility will





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be as mutually determined by SDI and BMS.  Hookup to the bag house will be the responsibility of SDI.

                 (g) Modify the slag processing water system, if required due to water quality, pressure or environmental impact, as may be mutually agreed.

                 (h)      Provide disposal for "processed wastes."

                 (i) Provide adequate lighting and safety warning devices at locations within the steel mill where BMS will perform its duties hereunder.

         5. Fees. For its services rendered under this Agreement, BMS shall be compensated according to the following fee schedule:

                 (a) Base Fee for Melt Shop Debris Processing (All Services other than paragraphs 2(d)(i), 2(d)(ii), 2(d)(iii), and 2(d)(iv)):

                          Less than 750,000 liquid metal tons       $ 1.35/ton
                          Greater than 750,001 liquid metal tons    $ .96/ton

                 (b)      Additional Fee for Processed Scrap        $15.00/ton
                          Returned by BMS to SDI (paragraph 2(d)(i) and
                          2(d)(ii))

                 (c) Sand and Slag Products for SDI Consumption (paragraph 2(d)(111)):

                          First 24 months:
                                  Sand (fine slag)                   $ 1.25/ton
                                  Slag                               $ 2.00/ton
                          Remainder of Contract:
                                  Sand (fine slag)                   $ 1.25/ton
                                  Slag            60% of standard selling price

                 (d)      Mill Scale Processing (paragraph 2(d)(iv)) $ 3.50/ton
                 (e)      Truck Delivery                             $ 1.00/ton
                 (f)      Caster Crop Hauling              Rental Per Exhibit C

                 The fees set forth in the foregoing schedule shall be adjusted annually each October 1, commencing October 1, 1995, using the Bureau of Labor Statistics Industrial Commodities Producer Price Index, ("ICPPI") with August, 1994 as the base index, using the following formula:





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         Latest August ICPPI         x            Base Rate  =    Revised Fee
         -------------------
         August, 1994 ICPPI

and shall be further adjusted, by good faith negotiation and agreement of the parties, to reflect additional Tons of slag, resulting from future production capacity that may be added to the Steel Mill by SDI.

         6. Weights and Scale Usage. BMS shall weigh all materials, except for Processed Scrap, on certified scales and shall deliver weight tickets to SDI. Processed Scrap, which is to be returned by rail, will be weighed by SDI on certified scales, and copies of such weight tickets will be provided to BMS. All billings will be in accordance with such weight tickets.

         7. Billings and Accountings. Billings by BMS to SDI shall be made on the 15th and 30th of each calendar month, for services rendered prior to such billing period. All billings shall be rendered and all accountings shall be submitted upon such forms and with such information as SDI shall request. SDI shall pay all billings within thirty (30) days after receipt thereof.

         8. Performance Criteria. If the services performed by BMS hereunder are unsatisfactory to SDI, then SDI shall attempt to resolve the problems with the local management of BMS. If such problems cannot be resolved to the satisfaction of SDI, then SDI shall submit a detailed written statement of its complaints to BMS. If such problems have not been reasonably resolved within sixty (60) days after submission of the written statement of complaint, SDI may terminate this contract without penalty upon five (5) days written notice to BMS.

         9.      Indemnification.

                 (a) BMS shall indemnify and hold SDI harmless and defend SDI from and against any and all claims, demands, losses, damages, liabilities and/or expenses, including attorney fees ("Losses") which SDI incurs by reason of any act or omission by BMS or any of its employees or agents which renders SDI liable, or by reason of BMS failing to properly perform its duties under this Agreement.

                 (b) SDI shall indemnify and hold BMS harmless and defend BMS from and against any and all claims, demands, losses, damages liabilities and/or expenses, including attorney fees ("Losses") which BMS incurs by reason of any act or omission by SDI or any of its employees or agents which renders BMS liable, or by reason of SDI failing to properly perform its duties under this Agreement.

         10. Insurance. Prior to undertaking any work pursuant to this Agreement, BMS shall procure and thereafter throughout the term of this Agreement maintain with an insurance carrier satisfactory to SDI the following minimum insurance coverages, in addition to those contemplated by Paragraph 3(1), for the benefit of SDI, specifically naming SDI as an additional insured:





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                 (a)      Comprehensive General Liability Insurance, with
minimum limits of $1,000,000 per person and $2,000,000 per incident, and property damage limits of $1,000,000 per incident;

                 (b) Workmen's Compensation Insurance, as required by the State of Indiana; and

                 (c) Employee dishonesty, in an amount satisfactory to SDI.

                 BMS shall furnish to SDI certificates of insurance, with respect to all coverages, together with such additional evidence of SDI's actual status as an additional insured as SDI shall reasonably require, and BMS shall likewise furnish SDI with true and correct copies of all insurance policies describing such coverage. All such insurance policies shall contain a provision requiring the insurance carrier to give SDI no less than ten (I0) days written notice of any cancellation of such coverage, for whatever reason.

         11. Term. This Agreement shall commence as of the Effective Date and shall terminate on September 1, 2007, unless earlier terminated pursuant to Paragraph 8, or otherwise for cause. At the termination of this Agreement, BMS shall be required to remove from the Premises, within six (6) months of the date of termination, any and all of its plant, buildings, and equipment, as well as any Processed Slag at the Slag Plant Site not theretofore removed; provided, however, that SDI shall have the right and option, exercisable by written notice to BMS within 30 days after termination (regardless of by whom and under what circumstances) to purchase BMS' plant, buildings, and/or equipment at their fair market value "in place," for cash, free and clear of any and all liens, defects, and encumbrances, determined as follows: SDI shall appoint a qualified industrial property real estate appraiser with a knowledge of the steel business and, in particular, of the type of plant, buildings, and equipment that constitute the Slag Plant Site; BMS shall likewise appoint a similarly qualified appraiser; and the two appraisers shall themselves agree upon a third similarly qualified "neutral" appraiser; and the determination of a majority of the three appraisers shall establish the purchase price that will govern SDI's option. If the two appraisers cannot agree upon the third, neutral appraiser, either party may petition the Circuit or Superior Court in DeKalb County, Indiana to appoint such appraiser. If SDI exercises its purchase option, then all appraisal costs will be home equally. If SDI does not exercises its option after appraisal, then SDI shall bear all appraisal costs. If SDI exercises the option, BMS shall be obligated to close and deliver clear title to the property so purchased within 60 days after SDI's exercise of its option. If SDI fails to exercise its option, BMS shall remove its plant, buildings, and equipment as provided herein. Any environmental damage occurring at the Slag Plant Site by reason of the operation of BMS' slag processing facility shall be the responsibility of BMS, and BMS shall indemnify and hold SDI harmless from and against any and all costs and expenses that may be associated with SDI's having to correct or bear the cost of all or any portion of such damage, whether by reason of SDI's status as an "owner" of the site, or as a generator, or as an "operator", to the extent provided by law.

         12. Safety. The parties acknowledge that safety on the Premises is of paramount importance to SDI. Accordingly, BMS agrees to use its best efforts to insure the safety of: (a)





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its employees, SDI's employees and all others persons who may be affected by the Services to be performed hereunder; (b) the Steel Mill, the Premises, and the Slag Plant Site; (c) all materials and equipment to be utilized by BMS in performing Services under this Agreement- and (d) any other property at or adjacent to the Premises. BMS shall comply with, and give all notices required by, the applicable provisions of any federal, state, county, and municipal laws, ordinances, or regulations bearing on the safety of persons or property or their protection from damage, injury, or loss, and shall conduct suitable training for all employees or invitees before permitting them on site. BMS shall erect and properly maintain at all times as required by the conditions on the Premises, all safeguards for safety and protection of persons and property and shall post danger signs and other warnings against the hazards created by such features of its work as might cause injury or damage to person or property.

         13. Relationship of Parties. The relationship of BMS to SDI under this Agreement shall be that of an independent contractor. Subject to its obligations set forth in this Agreement, BMS shall exercise its own discretion regarding the methods and manner of performing its duties hereunder, and all employees, methods, equipment and operations at and involving the Slag Plant Site operated by BMS shall be under BMS' exclusive direction and control. BMS' employees, whether employed at the Slag Plant Site, or otherwise, shall be solely the employees of BMS and shall not be considered at any time as servants, agents, or employees of SDI. Nothing contained within this Agreement shall constitute BMS the agent, partner, or joint venturer of SDI, and nothing contained herein shall be deemed to grant BMS the right or authority to create any obligation of any kind for or on behalf of SDI.

         14. Dispute Resolution. In the event that a dispute arises between the parties as a result of the operation of this Agreement, save for matters for which an injunction or some other form of equitable relief is necessary or appropriate, such dispute, if not resolved by negotiation between the parties, shall be resolved by arbitration with a single arbitrator, if mutually agreeable to the parties, or by a three member panel of arbitrators, in accordance with the Commercial Arbitration Rules of American Arbitration Association. The award of the arbitrator(s) shall be final and may be entered as a judgement in the Circuit or Superior Court of DeKalb County, Indiana or in the United States District Court for the Northern District of Indiana, Fort Wayne Division. The method of dispute resolution set forth herein, however, shall be in addition to and not by way of limitation of any other right or remedy set forth herein.

         15. Applicable Law. The parties agree that the law of the State of Indiana shall govern the construction, interpretation, and operation of this Agreement.

         16. Entire Agreement. This Agreement sets forth the entire agreement of the parties with the respect to the subject matter hereof, and there are no other oral or contemporaneous written agreements that exist with respect thereto. This Agreement may not be altered or amended unless in writing, signed by both parties hereto.





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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date Hereof.



                                     BUTLER MILL SERVICE COMPANY


                                     By: /s/ Edward C. L------
                                        ---------------------------------------
                                        Vice President


                                     STEEL DYNAMICS, INC.


                                     By: /s/ Mark D. Millett
                                        ---------------------------------------




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
                 EQUIPMENT (with Labor)                                              RATE PER HOUR
                 ----------------------                                              -------------
E-1.     NW95 - 60 Ton Crawler Crane                                                 $80.00
E-2.     NW I 8D - I 00 Ton Crawler Crane                                            $112.00
E-3.     5.5 Cu. Yard Rubber Tire Endloader                                          $75.00
E-5.     8.0 Cu. Yard Rubber Tire Endloader                                          $95.00
E-4.     35 Ton Euclid Truck                                                         $65.00
E-6.     Tractor/Trailer/Lowboy                                                      $55.00
E-7.     Kress Pothauler (Slag Pot Hauler)                                           $160.00
E-8.     Grader                                                                      $48.00
E-9.     1-1/2 Cu. Yard Backhoe                                                      $45.23

                 LABOR ALONE
                 -----------

L-1.     Labor (Straight time)                                                       $23.53

L-2.     Labor (Overtime)                                                            $35.29


                                     EXHIBIT B